Lock-Up Agreement

February 6, 2013

Travora Networks, Inc.

600 Brand Blvd., Suite 230

Glendale, CA 91203

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement, dated February 6, 2013 (the “Purchase Agreement”), by and among JMG Exploration, Inc., a Nevada corporation, Travora Networks, Inc., a Delaware corporation (the “Purchaser”), and Travora Media, Inc., a Delaware corporation (the “Seller”), whereby the Purchaser will acquire substantially all of the assets used or held for use by the Seller in the conduct of the Business and, in connection therewith, the Purchaser will assume certain liabilities and obligations of the Seller, all upon the terms and subject to the conditions set forth in the Agreement therein (the “Acquisition”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.  The Seller acknowledges that upon the closing of the Acquisition it will receive, among other consideration, the Closing Shares pursuant to Section 2.1(c) of the Purchase Agreement.

To induce the Purchaser to execute the Purchase Agreement, consummate the Acquisition and issue the Closing Shares and any other shares of Parent Common Stock issued to the Seller (“Other Shares,” and together with the Closing Shares, “Shares”), and in recognition of the benefit that the Acquisition will confer upon the Seller, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby irrevocably agrees that with respect to any Shares, for a period of eighteen (18) months from the date such Shares are issued to the Seller (the “Lock-Up Period”), neither the Seller nor any Affiliate of the Seller will, without the prior written consent of the Purchaser, directly or indirectly, sell or otherwise Transfer (as defined below) any such Shares that have not already been held for the entire duration of the applicable Lock-Up Period other than to the Trust, so long as the Trust agrees to be subject to the terms of this Lock-Up Agreement, and the Lock-Up Periods set forth herein, in all respects.  As used in this Lock-Up Agreement, the term: (a) “Transfer” means (1) to offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Closing Shares or Other Shares (including, without limitation, Closing Shares or Other Shares that may be deemed to be beneficially owned by the Seller in accordance with the rules and regulations of the Securities and Exchange Commission) or (2) to enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Closing Shares or Other Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any Closing Shares, Other Shares or other securities, in cash or otherwise; and (b) “Trust” means the trust established pursuant to that certain Trust Agreement, dated as of the date hereof, by and among, the Purchaser, the Seller and Gavin Solmonese LLC, as the Trustee (the “Trust Agreement”).  The Trust Agreement shall provide that the Trust shall be subject to the terms of this Lock-Up Agreement in all respects.

In furtherance of the foregoing, the Purchaser, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up

Agreement.  In addition, the undersigned agrees and consents to the entry of stop transfer instructions with the Purchaser’s transfer agent and registrar against the transfer of the Closing Shares or Other Shares except in compliance with the foregoing restrictions.

The Seller hereby represents and warrants that it has full power and authority to enter into this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

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The undersigned understands that the Purchaser is relying upon this agreement in consummating the Acquisition and in issuing the Closing Shares and Other Shares.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s legal representatives, successors and assigns.

Very truly yours,

Travora Media, Inc.

By:

Name:

Title:

Accepted as of the date

first set forth above:

TRAVORA NETWORKS, INC.

By:

Name:

Title:

[Signature Page to Lock-Up Agreement]